Exhibit 10.7

ALDERWOODS GROUP, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

(2005 Equity Incentive Plan - Directors)

This AGREEMENT (this “Agreement”) is made as of                                 (the “Date of Grant”), by and between Alderwoods Group, Inc., a Delaware corporation (the “Company”), and                                               (the “Optionee”) who (i) is a member of the Board and (ii) is not an employee of the Company or any of its Subsidiaries.

1.                                       Grant of Stock Option.  Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Company’s 2005 Equity Incentive Plan (the “Plan”), the Company hereby grants to the Optionee as of the Date of Grant a stock option (the “Option”) to purchase                                                Common Shares (the “Optioned Shares”).  The Option may be exercised from time to time in accordance with the terms of this Agreement.  The price at which the Optioned Shares may be purchased pursuant to the Option shall be $                      , subject to adjustment as hereinafter provided (the “Option Price”).  The Option is intended to be a nonqualified stock option and shall not be treated as an “incentive stock option” within the meaning of that term under Section 422 of the Code, or any successor provision thereto.

2.                                       Term of Option.  The term of the Option shall commence on the Date of Grant and, unless earlier terminated in accordance with Section 6 hereof, shall expire ten (10) years from the Date of Grant.

3.                                       Right to Exercise.

(a)                                  Subject to Section 6 and Section 7 hereof, the Option will be exercisable from time to time prior to the tenth anniversary of the Date of Grant to the extent of:

(i)            twenty-five percent (25%) of the Optioned Shares on each of the first two anniversaries of the Date of Grant; and

(ii)           an additional fifty percent (50%) of the Optioned Shares on the third anniversary of the Date of Grant.

(b)                                 To the extent the Option is exercisable, it may be exercised in whole or in part.  In no event shall the Optionee be entitled to acquire a fraction of one Optioned Share pursuant to the Option.  The Optionee shall be entitled to the privileges of ownership with respect to Optioned Shares purchased and delivered to the Optionee upon the exercise of all or part of the Option.  If the Optionee subsequently becomes an employee of the Company while remaining a member of the Board, this Option shall not be affected thereby.

(c)                                  (i) The Optionee, at any time during the term of this Option, may elect immediately prior to the exercise of this Option and (ii) the Committee, at the time immediately prior to the exercise by the Optionee of the Option, may require that the Optionee so elect, to exchange this Option for a Tandem Appreciation Right.  The Tandem Appreciation Right will entitle the Optionee to a number of Common Shares equal in value to the excess of (A) the aggregate Market Value per Share of the Option on the date the Option is exchanged for the Tandem Appreciation Right over (B) the aggregate Option Price.  Such an exchange will require an immediate exercise of the Tandem Appreciation Right and will cause the immediate termination of this Option.  For greater certainty, an exchange pursuant to this Section 3(c) may only be made when this Option is otherwise exercisable.

4.                                       Option Nontransferable.  The Option granted hereby shall be neither transferable nor assignable by the Optionee other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee, or in the event of his or her legal incapacity, by his or her guardian or legal representative acting on behalf of the Optionee in a fiduciary capacity under state or foreign law and court supervision.

5.                                       Notice of Exercise; Payment.

(a)           To the extent then exercisable, the Option may be exercised by written notice to the Secretary of the Company stating the number of Optioned Shares for which the Option is being exercised and the intended manner of payment.

(b)                                 Payment equal to the aggregate Option Price of the Optioned Shares for which the Option is being exercised shall be tendered in full with the notice of exercise in cash in the form of currency or check or other cash equivalent acceptable to the Company.  The Optionee may also tender the Option Price by (i) the actual or constructive transfer to the Company of nonforfeitable, nonrestricted Common Shares that have been owned by the Optionee for more than six months prior to the date of exercise, or (ii) by any combination of the foregoing methods of payment, including a partial tender in cash and a partial tender in nonforfeitable, nonrestricted Common Shares.  Nonforfeitable, nonrestricted Common Shares that are transferred by the Optionee in payment of all or any part of the Option Price shall be valued on the basis of their Market Value per Share on the date of exercise.

(c)                                  Notwithstanding the foregoing, if the Optionee is a resident of Canada for purposes of the Canadian Tax Act the aggregate Option Price shall be made in the form of in cash or check acceptable to the Company.

(d)                                 The requirement of payment in cash shall be deemed satisfied if the Optionee makes arrangements that are satisfactory to the Company with a broker to sell on the exercise date a sufficient number of Optioned Shares that are being purchased pursuant to the exercise, so that the net proceeds of the sale transaction will at least equal the amount of the aggregate Option Price plus payment of any applicable withholding taxes, and pursuant to which the broker undertakes to deliver to the Company the amount of the aggregate Option Price plus payment of any applicable withholding taxes on a date satisfactory to the Company, but not later than the date on which the sale transaction will settle in the ordinary course of business.

(e)                                  As a further condition precedent to the exercise of the Option, the Optionee shall comply with all regulations and requirements of any regulatory authority having control of, or supervision over, the issuance of Common Shares and in connection therewith shall execute any documents that the Board shall in its sole discretion deem necessary or advisable.  The date of the Optionee’s written notice shall be the exercise date.

6.                                       Termination of Agreement.

(a)                                  This Agreement and the Option granted hereby shall terminate automatically and without further notice on the earlier of the following dates:

(i)                                     One (1) year after termination of the Optionee’s service as a member of the Board for any reason (including, without limitation, expiration of the Optionee’s term without re-election or by reason of the Optionee’s resignation, retirement, disability or death); or

(ii)                                  Ten (10) years from the Date of Grant.

(b)                                 None of the Plan, the granting of this Option or any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Optionee has a right to continue as a director for any period of time or at any particular rate of compensation.

7.                                       Acceleration of Option.  Notwithstanding Section 3 hereof, the Option granted hereby shall become immediately exercisable in full in the event of (a) a Change in Control, (b) the death of the Optionee if such death occurs while the Optionee is a member of the Board or (c) the Optionee’s permanent and total disability if the Optionee becomes permanently and totally disabled while the Optionee is a member of the Board.

8.                                       Taxes and Withholding.  To the extent that the Company or a Subsidiary is required to withhold federal, state, local or foreign taxes in connection with the exercise of the Option, and the amounts available to the Company or a Subsidiary for such withholding are insufficient, it shall be a condition to the exercise of the Option that the Optionee shall pay such taxes or make arrangements that are satisfactory to the Company or such Subsidiary for the payment thereof.  The Optionee may elect to satisfy all or any part of any such withholding obligation by (a) surrendering to the Company a portion of the Optioned Shares that are issued or transferred to the Optionee upon the exercise of the Option, and the Optioned Shares so surrendered by the Optionee shall be credited against any such withholding obligation at the Market Value per Share of such shares on the date of such surrender, or (b) utilizing the broker assistance arrangement provided in Section 5.

9.             Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal, state and provincial securities laws; provided, however, notwithstanding any other provision of this Agreement, the Option shall not be exercisable if the exercise thereof would result in a violation of any such law.

10.                                 Adjustments.  The Board may make or provide for such adjustments in the number of Optioned Shares covered by the Option, in the Option Price applicable to the Option, and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the Optionee’s rights that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.  In the event of any such transaction or event, the Board, in its discretion, may provide in substitution for the Option such alternative consideration as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of the Option.

11.                                 Availability of Common Shares.  The Company shall at all times until the expiration of the Option reserve and keep available, either in its treasury or out of its authorized but unissued Common Shares, the full number of Optioned Shares deliverable upon the exercise of the Option.

12.                                 Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Optionee under this Agreement without the Optionee’s consent.

13.                                 Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

14.                                 Relation to Plan.  This Agreement is subject to the terms and conditions of the Plan.  In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.  The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the Option or its exercise.

15.           Successors and Assigns.  Without limiting Section 4 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Optionee, and the successors and assigns of the Company.

16.           Governing Law.  The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.  Each party to this Agreement hereby consents and submits himself, herself or itself to the jurisdiction of the courts of the State of Delaware for the purposes of any legal action or proceeding arising out of this Agreement.

17.           Notices.  Any notice to the Company provided for herein shall be in writing to the Company and any notice to the Optionee shall be addressed to the Optionee at his or her address on file with the Company.  Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or sent by registered mail or electronic means of communication, and addressed as aforesaid.  Any party may change the address to which notices are to be given hereunder by notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the mail).

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Optionee has also executed this Agreement in duplicate, as of the day and year first above written.

ALDERWOODS GROUP, INC.

By:
Name:	Ellen Neeman
Title:	Senior Vice President, Legal &
Compliance, Corporate Secretary

The undersigned Optionee hereby acknowledges receipt of an executed original of this Stock Option Agreement and accepts the Option granted hereunder, subject to the terms and conditions of the Plan and the terms and conditions set forth herein.